Exhibit 99.1

Qwest Reports First Quarter 2010 Results

First Quarter Highlights

•                  Strong improvement in revenue comparisons both sequentially and year over year

•                  Strategic revenue growth of 5 percent year over year driven by demand for enterprise IP and Mass Markets broadband services

•                  Adjusted EBITDA(a) of $1.1 billion on strong margin improvement

•                  Consumer line retention continues to improve

•                  Initial fiber-to-cell sites activated

Unaudited (in millions, except per share and margin amounts)

	1Q 2010	4Q 2009	Change		1Q 2009	Change
Operating Revenue	$2,966	$2,994	(1.0)%		$3,173	(6.5)%
Operating Income	568	450	26.2%		549	3.5%
Income before Income Taxes	247	177	39.5%		298	(17.1)%
Net Income	38	108	(64.8)%		206	(81.6)%
Net Income per Diluted Share	$0.02	$0.06	(66.7)%		$0.12	(83.3)%
Adjusted EBITDA	1,124	1,085	3.6%		1,145	(1.8)%
Adjusted EBITDA Margin	37.9%	36.2%	170	bps	36.1%	180	bps
Adjusted Free Cash Flow	335	506	(33.8)%		339	(1.2)%

(a) See Attachment E for Non GAAP Reconciliations

DENVER, May 5, 2010 — Qwest Communications (NYSE: Q) today reported financial results for the first quarter 2010.  In the quarter, the company reported solid growth in business and consumer data services, improved margins and continued to make solid progress on key initiatives.

In the first quarter, net income was $38 million. Earnings per share were 2 cents compared to 12 cents in the first quarter 2009.  The current quarter’s earnings per share results include an 8 cent non-cash charge for the disallowance of certain federal income tax deductions under the Medicare Part D program, a charge related to the early retirement of debt, and severance and realignment.  Results in the prior-year period include a 1 cent per share charge for severance and realignment. In addition, the prior year includes a 1 cent per share benefit due to a lower effective tax rate.

First quarter consolidated net operating revenues declined 7 percent compared to the first quarter 2009.  After excluding the effects of the company’s transition to a new wireless business model, revenue declined 5 percent year over year. Excluding wireless, revenues declined 7 percent year over year in the fourth quarter 2009.  Reported net operating revenues declined 1 percent sequentially from the fourth quarter.  Reported revenues declined 2 percent sequentially in the fourth quarter.

Adjusted EBITDA for the quarter was $1.12 billion compared to $1.15 billion in the prior year and $1.09 billion in the fourth quarter. Adjusted EBITDA improved 4 percent sequentially while adjusted EBITDA margin improved 170 basis points to 37.9 percent.

Qwest continued to make strong progress on key growth initiatives in the first quarter.  The Business Markets segment reported strong growth of 33 percent year over year in IP services revenues. Qwest continued to expand its fiber to the node (FTTN) footprint in the quarter, and services are now available to more than 3.8 million residential households.  In the quarter, 64,000 customers added high speed Internet services that utilize the fiber network.  The company continued to make solid progress on retention efforts in the consumer market with the absolute number of access line losses improving 22 percent from the first quarter 2009. In the current quarter, Qwest continued to see strong demand to deliver fiber-based backhaul services for wireless companies, and initial cell sites were activated.

“We are off to a great start in 2010,” said Edward A. Mueller, Qwest chairman and CEO. “Our proposed merger with CenturyLink will combine two well run companies to create a stronger competitor.  Together, we will enhance the ability to deliver differentiated services for our customers and expand the opportunity to provide substantial value for our shareholders. In the first quarter, we improved our revenue trends and increased margins.  The quarter’s results illustrate our disciplined focus on our key strategies and perfecting the customer experience. We are optimistic about continuing this momentum throughout the year.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Qwest reported consolidated net operating revenue of $3.0 billion in the first quarter. Total strategic services revenue of $1.1 billion increased 5 percent year over year.  Legacy services revenue of $1.6 billion decreased 13 percent year over year. The 1 percent sequential revenue decline was due to a 2 percent increase in strategic revenue that was offset by a 3 percent decline in legacy revenue.

Expense

Consolidated operating expenses were $2.4 billion in the quarter, a decrease of 9 percent year over year.  Cost of sales declined 7 percent due to lower volumes, a reduced workforce and the completion of the wireless migration in the fourth quarter 2009. Selling expense declined 19 percent mainly driven by lower bad debt expense, a reduction in workforce, and reduced marketing and advertising expense. General, administrative and other operating expenses were down 5 percent in the quarter, primarily as a result of lower pension and OPEB, realignment and severance costs.  Sequentially, operating expenses declined 6 percent largely due to lower volumes, employee-related expense and severance costs. Total employees at the end of the period were approximately 29,500, down 2 percent from the fourth quarter and 10 percent from the first quarter 2009.

Net Income

The current quarter includes a one-time, non-cash tax impact of $113 million related to the disallowance of certain federal tax deductions.  In addition, the company recognized a pre-tax charge of $53 million due to the early retirement of debt, and severance and realignment. Net income for the first quarter was $38 million compared to $206 million in the prior year. The year-over-year decline was mainly due to the one-time charges in the current quarter. Net income declined $70 million sequentially primarily due to the

$113 million tax charge, which was partially offset by increased adjusted EBITDA and lower depreciation expense.

SEGMENT FINANCIAL RESULTS

Business Markets

Business Markets produced stable top-line performance and delivered a solid profit contribution in the quarter. Qwest’s success in the enterprise space continues to be driven by a strong mix of data and IP services, a diverse customer mix and differentiated user support.

Business Markets reported total revenues of $1.0 billion, a 1 percent decline from the fourth quarter 2009 and flat compared to the year-ago period. Total recurring service revenue was up slightly from the fourth quarter and down 1 percent from a year ago. Strategic revenue growth of 8 percent year over year was driven by growth in IP services. Legacy services declined 9 percent year over year mainly due to lower local voice revenue and the migration from legacy data to IP-based services.

Segment operating expense declined 3 percent both year over year and sequentially.  The Business Markets income contribution increased 5 percent year over year and 2 percent from the fourth quarter. Segment income margin of 40 percent improved 180 basis points from a year ago.  The margin improvement mainly is due to improved customer acquisition efficiencies and lower facility costs.

Mass Markets

In the quarter, Mass Markets continued to achieve success from its move to a more localized go-to-market approach. This included continued success in selling higher broadband speeds, improving access line retention and additional cost efficiencies. Consumer ARPU was $62 in the quarter, a 7 percent increase compared to the first quarter 2009.

Mass Markets segment revenues of $1.2 billion declined 11 percent from the first quarter 2009. Revenues declined 7 percent after adjusting for the wireless business model transition.  Strategic revenues grew 5 percent year over year while legacy revenues decreased 11 percent due to continued line losses. Sequentially, revenue declined 1 percent from the fourth quarter.

Segment expenses decreased 13 percent from the year-ago period and were flat sequentially. The year-over-year improvement mainly was due to lower sales and marketing expenses and lower wireless costs. Segment income for the quarter declined 9 percent compared to the year-ago period and declined 3 percent from the fourth quarter. Segment income margin percentage improved 110 basis points compared to the year-ago quarter.

Total broadband customers reached 3 million in the quarter, including 2.9 million Mass Markets subscribers.  Total net mass markets broadband subscribers increased by 40,000 in the quarter. Once again, demand within the FTTN footprint fueled subscriber growth. The FTTN subscriber base reached approximately 480,000, or 17 percent of Qwest’s Mass Markets high-speed Internet customers.

Qwest continues to see success from its key business partnerships.  Total Verizon Wireless subscribers at the end of the quarter were 922,000, up 84,000 from the end of the fourth quarter. Qwest added 11,000 net video subscribers in the quarter, bringing the total to 951,000.

Wholesale Markets

Wholesale Markets reported improved revenue comparisons in the quarter.  Segment revenue declined 11 percent year over year compared with a 14 percent annual decline reported in the fourth quarter.  Sequentially, revenue decreased $10 million, or 1 percent.  Wholesale Markets revenue continued to be impacted by lower long-distance volumes and a decline in access revenue.

Wholesale segment income declined $11 million, or 2 percent, from the first quarter 2009 and improved 4 percent from the fourth quarter.  Wholesale segment income margin percentage improved 590 basis points year over year, mainly due to continued benefits from profitability initiatives, lower facility costs and improved bad debt expense.

Cash Flow and Capital Investment

In the first quarter, adjusted free cash flow was $335 million.  Cash flow from operating activities increased $65 million compared to the first quarter 2009 due to improved working capital partially offset by lower EBITDA. Capital expenditures for the quarter were $387 million.

Balance Sheet

In the quarter, the company continued to strengthen its balance sheet. Net debt was $11.7 billion at the end of the quarter compared to $12.8 billion at the end of the first quarter 2009 and $11.8 billion in the fourth quarter. Overall cash and cash equivalent and short-term investments increased to $1.9 billion from $547 million a year ago.  The company’s net debt-to-adjusted EBITDA leverage ratio was 2.7 times, which is equal to the fourth quarter and an improvement from 2.8 times in the year-ago quarter.

In February 2010, Qwest called $525 million in notes early, and in March 2010, the company successfully completed a cash tender for $960 million in notes. As a result of the tender, the company expects to have annual interest expense savings of approximately $50 million.  In February, the company announced plans to reduce debt by $3.5 billion through the first quarter of 2011, and, to date, the company has reduced debt by $1.5 billion.

Shareholder Returns

Qwest returned $138 million to shareholders in the first quarter through a dividend of 8 cents per share.   On April 15, Qwest’s board of directors announced the payment of a second quarter dividend of 8 cents per share.  The dividend will be paid on June 11, 2010, to shareholders of record as of May 21, 2010. This marks Qwest’s 10th consecutive quarterly dividend.

CenturyLink Merger Agreement

On April 22, 2010, Qwest and CenturyLink announced an agreement for CenturyLink to merge with Qwest in a tax-free, stock-for-stock transaction. Under the terms of the agreement, Qwest shareholders will receive 0.1664 CenturyLink shares for each share of Qwest common stock they own at closing.

The transaction is expected to close in the first half of 2011, and is subject to certain governmental consents and approvals as well as approval by both companies’ shareholders.

Guidance

Qwest continues to expect to report improving revenue comparisons over the course of 2010 with the year-over-year reported decline improving to a low- to mid-single digit rate by the fourth quarter.  Qwest continues to expect to achieve full year 2010 adjusted EBITDA in a range of $4.3 to $4.4 billion.  In 2010, Qwest expects full year non-cash pension and post-retirement benefit expenses to be approximately $130 million, a decline of approximately $70 million from 2009 levels. The outlook for full year 2010 capital investments is $1.7 billion or lower. Similar to 2009, the company may continue to use lease financing in 2010 for some of its capital investments. Full year adjusted free cash flow is expected to be $1.5 to $1.6 billion.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT. A live webcast, including a simultaneous slide presentation, and replay of the call is available at investor.qwest.com. Additional quarterly historical financial information can be found at http://investor.qwest.com/overview.

About Qwest

Customers coast-to-coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic Internet service, high-speed Internet solutions, as well as digital home phone, wireless service available through Verizon Wireless and DIRECTV services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by leading technology industry analyst firms.

###

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions.  In addition, actual results could be affected by factors relating to our pending merger with CenturyLink, including but not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies and our respective stockholders; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and our reports filed with the Securities and Exchange Commission.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information

Media Contact:

Diane Reberger

303-992-1662

diane.reberger@qwest.com

Investor Contact:

Kurt Fawkes

303-992-0029

kurt.fawkes@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(UNAUDITED)

	Three Months Ended
	March 31,
	2010	2009	% Change
	(Dollars in millions, shares in thousands)
Operating revenue	$2,966	$3,173	(6.5)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	941	1,014	(7.2)%
Selling	440	543	(19.0)%
General, administrative and other operating	472	494	(4.5)%
Depreciation and amortization	545	573	(4.9)%
Total operating expenses	2,398	2,624	(8.6)%

Operating income	568	549	3.5%

Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	279	260	7.3%
Loss on early retirement of debt	42	—	nm
Other—net	—	(9)	nm
Total other expense (income)—net	321	251	27.9%
Income before income taxes	247	298	(17.1)%
Income tax expense	209	92	127.2%
Net income	$38	$206	(81.6)%

Earnings per common share:
Basic	$0.02	$0.12	(83.3)%
Diluted	$0.02	$0.12	(83.3)%

Weighted average common shares outstanding:
Basic	1,719,148	1,702,069	1.0%
Diluted	1,739,405	1,706,822	1.9%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1) During the first quarter of 2010, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain prior year expenses in our condensed consolidated statements of operations have been reclassified to conform to the current year presentation. These changes resulted in $86 million moving from the general, administrative and other operating expenses and selling expenses categories to cost of sales for the three months ended March 31, 2009. Please see further information regarding this change within our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2010	2009
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$1,196	$2,406
Short-term investments	656	—
Accounts receivable-net	1,245	1,302
Deferred income taxes-net	527	538
Prepaid expenses and other	381	368
Total current assets	4,005	4,614

Property, plant and equipment—net	12,078	12,299
Capitalized software—net	912	911
Deferred income taxes—net	1,772	1,971
Other	595	585
Total assets	$19,362	$20,380

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term borrowings	$2,046	$2,196
Accounts payable	658	765
Accrued expenses and other	1,344	1,580
Deferred revenue and advance billings	542	556
Total current liabilities	4,590	5,097

Long-term borrowings—net	11,500	12,004
Post-retirement and other post-employment benefits obligations—net	2,475	2,479
Pension obligations—net	803	817
Deferred revenue	475	486
Other	639	675
Total liabilities	20,482	21,558

Stockholders’ deficit:
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	42,294	42,269
Treasury stock	(29)	(22)
Accumulated deficit	(42,915)	(42,953)
Accumulated other comprehensive loss	(487)	(489)
Total stockholders’ deficit	(1,120)	(1,178)
Total liabilities and stockholders’ deficit	$19,362	$20,380

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31,
	2010	2009
	(Dollars in millions)

Operating activities:
Net income	$38	$206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	545	573
Deferred income taxes	205	98
Provision for bad debt—net	22	49
Loss on early retirement of debt	42	—
Other non-cash charges—net	35	29
Changes in operating assets and liabilities:
Accounts receivable	26	58
Prepaid expenses and other current assets	22	(28)
Accounts payable, accrued expenses and other current liabilities	(146)	(263)
Deferred revenue and advance billings	(25)	(19)
Other non-current assets and liabilities	(42)	(46)
Cash provided by operating activities	722	657

Investing activities:
Expenditures for property, plant and equipment and capitalized software	(387)	(334)
Proceeds from sale of investment securities	—	6
Purchases of investment securities	(657)	—
Other	1	(8)
Cash used for investing activities	(1,043)	(336)

Financing activities:
Proceeds from long-term borrowings	775	—
Repayments of long-term borrowings, including current maturities	(1,495)	(239)
Proceeds from issuances of common stock	11	16
Dividends paid	(138)	(137)
Early retirement of debt costs	(40)	—
Other	(2)	15
Cash used for financing activities	(889)	(345)

Cash and cash equivalents:
Decrease in cash and cash equivalents	(1,210)	(24)
Beginning balance	2,406	565
Ending balance	$1,196	$541

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended
	March 31,
	2010	2009 (1)	% Change
	(Dollars in millions)
Operating revenue (2):
Total segment revenue	$2,867	$3,095	(7.4)%
Other revenue (primarily USF surcharges)	99	78	26.9%
Total operating revenue	$2,966	$3,173	(6.5)%

Total segment results (2) (3):
Total segment revenue	$2,867	$3,095	(7.4)%
Total segment expenses	1,381	1,555	(11.2)%
Total segment income	$1,486	$1,540	(3.5)%
Total segment margin percentage	51.8%	49.8%

Revenue, expenses, income and margin percentage by segment (1) (2) (3):
Business markets:
Revenue:
Strategic services (4)	$417	$385	8.3%
Legacy services (4)	447	492	(9.1)%
Total strategic & legacy services	864	877	(1.5)%
Data integration (4)	135	124	8.9%
Total revenue	999	1,001	(0.2)%
Expenses:
Data integration	97	83	16.9%
Customer service	28	28	—%
Facilities	190	201	(5.5)%
Segment overhead	31	33	(6.1)%
Network, engineering and other operating	94	101	(6.9)%
Customer acquisition and provisioning	159	173	(8.1)%
Total expenses	599	619	(3.2)%
Income	$400	$382	4.7%
Margin percentage	40.0%	38.2%
Mass markets:
Revenue:
Strategic services (4)	$365	$349	4.6%
Legacy services (4)	818	921	(11.2)%
Total strategic & legacy services	1,183	1,270	(6.9)%
Qwest-branded wireless services (4)	—	55	nm
Total revenue	1,183	1,325	(10.7)%
Expenses:
Customer service	82	112	(26.8)%
Facilities	42	57	(26.3)%
Segment overhead	16	17	(5.9)%
Network, engineering and other operating	245	252	(2.8)%
Customer acquisition and provisioning	171	199	(14.1)%
Total expenses	556	637	(12.7)%
Income	$627	$688	(8.9)%
Margin percentage	53.0%	51.9%
Wholesale markets:
Revenue:
Strategic services (4)	$316	$313	1.0%
Legacy services (4)	369	456	(19.1)%
Total revenue	685	769	(10.9)%
Expenses:
Customer service	15	31	(51.6)%
Facilities	127	173	(26.6)%
Segment overhead	11	12	(8.3)%
Network, engineering and other operating	53	58	(8.6)%
Customer acquisition and provisioning	20	25	(20.0)%
Total expenses	226	299	(24.4)%
Income	$459	$470	(2.3)%
Margin percentage	67.0%	61.1%

Capital expenditures (5):	$387	$334	15.9%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	March 31,
	2010	2009	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	29,519	32,838	(10.1)%

Access lines (6):
Business markets	1,969	2,102	(6.3)%
Mass markets	6,673	7,558	(11.7)%
Wholesale markets	1,021	1,140	(10.4)%
Total access lines	9,663	10,800	(10.5)%

Mass markets connections:
Access lines (6):
Consumer lines	5,509	6,290	(12.4)%
Small business lines	1,164	1,268	(8.2)%
Total access lines	6,673	7,558	(11.7)%
Other connections (6):
Broadband subscribers	2,852	2,708	5.3%
Video subscribers	951	839	13.3%
Wireless subscribers	922	718	28.4%
Total other connections	4,725	4,265	10.8%
Total mass markets connections	11,398	11,823	(3.6)%

	Three Months Ended
	March 31,
	2010	2009	% Change
Consumer ARPU (in dollars) (7):	$62	$58	6.9%
Wholesale minutes of use from carriers and CLECs (in millions)	8,029	9,377	(14.4)%

(1)  We have reclassified certain prior year segment amounts to conform to the current quarter presentation.

(2) We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments.

(3) Segment margin percentage represents segment income as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility expenses, and various other expenses.

(4)  Our strategic services are primarily private line, broadband, Qwest iQ Networking®, hosting, video, VoIP and Verizon Wireless services.

Our legacy services are primarily local, long distance, access, traditional WAN and ISDN services.

Data integration is telecommunications equipment located on customers’ premises and related professional services. These services include network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our government and business customers.

Our Qwest-branded wireless services were wireless services that we provided through our mass markets segment under an arrangement with a wireless services provider. This arrangement ended on October 31, 2009.

(5) Capital expenditures exclude assets acquired through capital leases.

(6) We have updated our methodology of how we count our subscribers and access lines where we provide the services. We now count broadband subscribers and access lines when we earn revenue associated with them and include only those access lines that provide services to external customers and exclude lines used solely by us and our affiliates. Our new methodology excludes business and wholesale markets customers from our broadband subscribers.

We have also updated our methodology of how we count our partnership based video and wireless subscribers. We now count these subscribers when we earn revenue associated with them, regardless of whether we actually bill the subscribers for the services. Our new methodology also excludes business and wholesale markets customers from our wireless subscribers. Beginning in mid-2009 we began to earn an ongoing commission associated with video customers that we no longer bill so long as they remain active customers of DIRECTV. Because of the change in this commission we have begun to include them in our subscriber counts. We use this same methodology for our wireless subscribers. This methodology change has increased our video subscribers by approximately 57,000 as of March 31, 2010.  We believe the methodology updates described above align our subscribers and access lines with our revenue and better reflect our ongoing operations.

We have restated our subscribers and access lines reported as of March 31, 2009 to conform to the current period presentation. Please see further information regarding these changes within our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission.

(7) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from strategic and legacy services in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2010	2009	2009
	(Dollars in millions)
Operating revenue	$2,966	$3,173	$12,311
Cost of sales (exclusive of depreciation and amortization)	(941)	(1,014)	(4,088)
Selling expenses	(440)	(543)	(1,944)
General, administrative and other operating expenses	(472)	(494)	(1,993)
EBITDA (1)	$1,113	$1,122	$4,286

EBITDA—as adjusted (2):	$1,124	$1,145	$4,415
Less: Legal reserve	—	—	(16)
Less: Property tax settlement	—	—	—
Less: Realignment, severance and related costs	(11)	(23)	(113)

EBITDA (1):	1,113	1,122	4,286
Depreciation and amortization	(545)	(573)	(2,311)
Total other (expense) income—net	(321)	(251)	(1,072)
Income tax expense	(209)	(92)	(241)
Net income	$38	$206	$662

EBITDA margin percentage—as adjusted (2):
EBITDA—as adjusted	$1,124	$1,145	$4,415
Divided by total operating revenue	$2,966	$3,173	$12,311
EBITDA margin percentage—as adjusted	37.9%	36.1%	35.9%

EBITDA margin percentage (1):
EBITDA	$1,113	$1,122	$4,286
Divided by total operating revenue	$2,966	$3,173	$12,311
EBITDA margin percentage	37.5%	35.4%	34.8%

Free cash flow from operations (3):
Cash provided by operating activities	$722	$657	$3,307
Less: expenditures for property, plant and equipment and capitalized software	(387)	(334)	(1,409)
Free cash flow from operations	335	323	1,898
Add: certain one-time settlement payments	—	16	32
Adjusted free cash flow from operations	$335	$339	$1,930

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	March 31,
	2010	2009
	(Dollars in millions)
Net debt (4):
Current portion of long-term borrowings	$2,046	$587
Long-term borrowings—net	11,500	12,755
Total borrowings—net	13,546	13,342
Less: cash and cash equivalents	(1,196)	(541)
Less: short-term investments	(656)	(6)
Net debt	$11,694	$12,795

Ratio of net debt to annualized EBITDA—as adjusted (5):
Total net debt	$11,694	$12,795
Divided by annualized EBITDA—as adjusted	$4,394	$4,551
Ratio of net debt to annualized EBITDA—as adjusted	2.7	2.8

(1) EBITDA and EBITDA margin percentage are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2) EBITDA—as adjusted, annualized EBITDA—as adjusted and EBITDA margin percentage—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense/benefit. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities and voluntary debt repayment.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2010, information to reconcile this non-GAAP financial measure is not available at this time.

(4) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(5) The ratio of net debt to annualized EBITDA—as adjusted is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.